EXHIBIT 99.1

DaVita Supports 55,000 Teammates amid COVID-19 Crisis
Kidney care company gives additional pay to workers caring for their families and patients in trying times

DENVER (March 23, 2020) - DaVita Kidney Care today announced it is giving U.S. employees, known as teammates, an extra $100 each week.

With many people in the U.S. facing significant hardships, such as loss of household income, lack of childcare, or dwindling savings, the company hopes this financial relief can help ease the burden for its workers.

“Our teammates are heroes on the frontlines of this public health care crisis,” said Javier Rodriguez, CEO of DaVita Inc. “This is one way of helping support them and their families, as they go above and beyond to support and care for our patients.”

Approximately 55,000 DaVita teammates will receive this additional pay through May 2, 2020. Additionally, DaVita is giving holistic support to teammates by ramping up its other essential relief programs, such as back-up child care, modified sick leave policies and financial assistance to teammates, or their immediate dependents, through the DaVita Village Network.

“I’m proud of the courage and commitment I’ve witnessed from our teammates,” said Dr. Jeff Giullian, chief medical officer for DaVita Kidney Care. “Together, we will see our patients and each other through this turbulent time.”

DaVita delivers kidney care services to some of health care’s most complex, at-risk patients. To learn more about DaVita and its kidney care services, visit www.DaVita.com.

About DaVita Inc.
DaVita (NYSE: DVA) is a health care provider focused on transforming care delivery to improve quality of life for patients globally. The company is one of the largest providers of kidney care services in the U.S. and has been a leader in clinical quality and innovation for more than 20 years. Through DaVita Kidney Care, the company treats patients with chronic kidney failure and end stage kidney disease. DaVita is committed to bold, patient-centric care models, implementing the latest technologies and moving toward integrated care offerings for all. Through these efforts, DaVita has also become the largest provider of home dialysis in the country. As of December 31, 2019, DaVita served 206,900 patients at 2,753 outpatient dialysis centers in the United States. The company also operated 259 outpatient dialysis centers in ten countries worldwide. DaVita has reduced hospitalizations, improved mortality, and worked collaboratively to propel the kidney care industry to adopt an equitable and high-quality standard of care for all patients, everywhere. To learn more, visit DaVita.com/About.

Forward-Looking Statements

All statements in this release, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, DaVita’s response to and the expected future impacts of COVID-19, including, without limitation, on our patients, caregivers, suppliers, business and operations.  Without limiting the foregoing, statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita’s current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, future impacts of the dynamic and rapidly evolving COVID-19 pandemic, including, without limitation, on our patients, caregivers, suppliers, business and operations, and consequences of an economic downturn resulting from the impacts of COVID-19, any of which could materially and adversely affect our business, results of operations, cash flows, liquidity, financial condition and, under certain circumstances, our reputation, as well as uncertainties associated with the other risk factors set forth in DaVita Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the risks and uncertainties discussed in any subsequent reports that DaVita files or furnishes with the Securities and Exchange Commission from time to time.

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Media Contact Information
Ashley Henson
303-876-6626
Ashley.Henson@DaVita.com